Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year 2008 Financial Results

and Provides 2009 Financial Outlook

~Significant progress across product portfolio highlighted by planned initiation of SGN-35 pivotal trial in Hodgkin lymphoma in early 2009 ~

~Conference call today at 5:00 p.m. ET~

Bothell, WA — February 5, 2009 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the fourth quarter and year ended December 31, 2008.

“Our 2008 accomplishments were marked by substantial progress across our product pipeline, in particular by successfully demonstrating the therapeutic potential of SGN-35 and the promise of our antibody-drug conjugate (ADC) technology for patients with cancer,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “As a result, during the first quarter of 2009 we plan to initiate a pivotal trial of SGN-35 for Hodgkin lymphoma under a special protocol assessment (SPA), which will be a major milestone for the company. We were also careful with our resources in 2008, using approximately $63 million in net cash to fund our operating activities while still advancing our programs significantly. Combined with proceeds from our recent successful public offering, we are strongly positioned to further invest in advancing our promising product pipeline.”

Recent and Planned Pipeline and ADC Collaborator Highlights

SGN-35

•

At the 2008 annual meeting of the American Society of Hematology (ASH), data were presented demonstrating multiple durable complete and partial responses with SGN-35 administered every three weeks in patients with Hodgkin lymphoma and related malignancies.

•	The company expects to initiate a pivotal trial in Hodgkin lymphoma under an SPA and a phase II trial in systemic anaplastic large cell lymphoma during the first quarter of 2009.

•	Data from an ongoing weekly dosing phase I clinical trial are expected in 2009.

Dacetuzumab (SGN-40)

•

Data from a phase II single-agent clinical trial of dacetuzumab were presented at ASH demonstrating objective responses at well-tolerated doses in heavily pre-treated patients with diffuse large B-cell lymphoma (DLBCL), an aggressive type of non-Hodgkin lymphoma.

•

An Independent Data Monitoring Committee completed a pre-specified safety review of data from the ongoing phase IIb trial of dacetuzumab in combination with chemotherapy (SeaGen MARINER trial) for DLBCL and recommended that the trial continue per the protocol.

Lintuzumab (SGN-33)

•

Seattle Genetics has completed more than 90 percent of the total target enrollment of 210 patients in the phase IIb trial of lintuzumab in combination with low-dose cytarabine chemotherapy for older patients with acute myeloid leukemia. The company expects to complete enrollment in the first quarter of 2009, and to report data in the first half of 2010.

SGN-70

•

During the first half of 2009, Seattle Genetics expects to complete the healthy volunteer portion of its phase I clinical trial of SGN-70, and expand the trial to include patients with autoimmune disease to further explore its potential in this setting.

SGN-75

•	The company is completing preclinical studies necessary to support an investigational new drug submission for cancer in the second half of 2009.

ADC Collaborations

•	Three of Seattle Genetics’ collaborators have initiated clinical trials of their own ADC product candidates, and the company generated more than $9 million of cash from ADC collaborations during 2008.

Fourth Quarter and Year 2008 Financial Results

Revenues in the fourth quarter of 2008 were $10.1 million, up from $7.8 million in the fourth quarter of 2007. For the full year 2008, revenues were $35.2 million, compared to $22.4 million for the year 2007. Revenues increased in 2008 primarily as a result of the earned portion of reimbursements, upfront and milestone payments received under the company’s dacetuzumab collaboration with Genentech. In addition, 2008 revenues include the earned portion of milestone and other payments received under the company’s ADC collaborations.

Total operating expenses for the fourth quarter of 2008 were $41.9 million, compared to $24.4 million for the fourth quarter of 2007. For the full year 2008, total operating expenses were $127.0 million, compared to $78.1 million for the year 2007. The planned increases in 2008 were primarily driven by clinical development activities for SGN-35 and lintuzumab, manufacturing campaigns for SGN-35 and dacetuzumab and higher employee costs, principally related to growth in the company’s clinical and development staff. For the year 2008, the increase in operating expenses also reflects expanded clinical trial activities for dacetuzumab. Dacetuzumab development costs incurred by Seattle Genetics are included in research and development expense, but are fully reimbursed by Genentech under the collaboration. Non-cash, share-based compensation expense for the year 2008 was $10.4 million, compared to $7.9 million for the year 2007.

Net loss for the fourth quarter of 2008 was $30.6 million, or $0.38 per share, compared to $14.9 million, or $0.22 per share, for the fourth quarter of 2007. For the year 2008, net loss was $85.5 million, or $1.09 per share, compared to $48.9 million, or $0.80 per share, for the year 2007.

As of December 31, 2008, Seattle Genetics had $160.7 million in cash and investments, compared to $187.1 million as of September 30, 2008. Cash and investments as of December 31, 2008 do not reflect net proceeds of approximately $52.6 million from the company’s public offering of common stock that closed on February 2, 2009. In addition, the company has agreed to sell 1,178,163 shares of common stock in a private placement to Baker Brothers Life Sciences, L.P. (BBLS), at the same price per share paid by investors in the public offering, subject to stockholder approval. If approved, the transaction with BBLS will generate approximately $11.5 million in gross proceeds.

2009 Financial Outlook

Seattle Genetics anticipates 2009 revenues will be in the range of $35 million to $40 million. These revenues are generated from fees, milestones and reimbursements earned through the company’s dacetuzumab and ADC collaborations.

Total 2009 operating expenses are expected to be in the range of $125 million to $140 million. Operating expenses will be primarily directed towards SGN-35 pivotal development activities, as well as clinical trials of dacetuzumab, lintuzumab and SGN-70. Dacetuzumab development expenses are reimbursed by Genentech under the companies’ collaboration agreement. Included in expected operating expenses are non-cash amounts ranging from $15 million to $17 million, primarily attributable to share-based compensation expense.

The company expects that its net cash used in operating activities will range from $80 million to $90 million for 2009, and that it will end the year with more than $120 million in cash and investments. This excludes approximately $11.5 million in gross proceeds from the proposed sale of common stock to BBLS.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 257-3401 (domestic) or (303) 242-0001 (international). A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11125657. The telephone replay will be available until 4:00 p.m. PT on February 9, 2009.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company is planning to initiate a pivotal trial of its lead product candidate, SGN-35, in the first quarter of 2009 under an SPA with the FDA. SGN-35 is empowered by Seattle Genetics’ proprietary ADC technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. In addition, Seattle Genetics has three other product candidates in ongoing clinical trials: dacetuzumab (SGN-40), lintuzumab (SGN-33) and SGN-70. Dacetuzumab is being developed under a worldwide collaboration with Genentech. Seattle Genetics also has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics, Daiichi Sankyo and MedImmune, a subsidiary of AstraZeneca, as well as an ADC co-development agreement with Agensys, a subsidiary of Astellas Pharma. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, including the planned pivotal trial of SGN-35, and the company’s expectations for its 2009 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, failure to achieve milestones under our collaborations and unforeseen increased expenses or unexpected reductions in revenues. In addition, we may be delayed in the initiation of our planned pivotal trial of SGN-35 due to regulatory delays or other circumstances beyond the control of the company. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,
	2008	2007
Assets
Current assets
Cash, cash equivalents and short-term investments	$95,179	$111,361
Other current assets	15,537	7,990

Total current assets	110,716	119,351
Property and equipment, net	10,996	10,294
Long-term investments	65,529	18,223
Other non-current assets	476	662

Total assets	$187,717	$148,530

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$15,879	$10,475
Deferred revenue	24,341	18,873

Total current liabilities	40,220	29,348

Deferred revenue, net of current portion	66,958	64,786
Deferred rent and other long term liabilities	1,521	410

Total long-term liabilities	68,479	65,196

Stockholders’ equity	79,018	53,986

Total liabilities and stockholders’ equity	$187,717	$148,530

Summary Balance Sheet Information:
Cash, cash equivalents and investment securities	$160,708	$129,584
Working Capital	$70,496	$90,003

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Revenues	$10,068	$7,836	$35,236	$22,420
Expenses
Research and development	37,582	20,109	110,944	64,828
General and administrative	4,362	4,306	16,078	13,237

Total operating expenses	41,944	24,415	127,022	78,065

Loss from operations	(31,876)	(16,579)	(91,786)	(55,645)
Investment income, net	1,279	1,638	6,285	6,713

Net loss	$(30,597)	$(14,941)	$(85,501)	$(48,932)

Basic and diluted net loss per share	$(0.38)	$(0.22)	$(1.09)	$(0.80)

Weighted-average shares used in computing basic and diluted net loss per share	79,778	67,420	78,724	61,293